Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-108569 and 333-60825) of Air Methods Corporation of our report dated July 1, 2013 with respect to the statements of net assets available for benefits of Air Methods Corporation 401(k) Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of Air Methods Corporation 401(k) Plan.

 EKS&H LLLP

July 1, 2013
Denver, Colorado